Exhibit g(4)

[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

REINSURANCE AGREEMENT BETWEEN
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY FORT WAYNE, INDIANA
referred to as the “Ceding Company”

AND

TALCOTT RESOLUTION LIFE INSURANCE COMPANY WINDSOR, CONNECTICUT
referred to as the “Reinsurer”

Effective as of July 1, 2021

46045909.12

TABLE OF CONTENTS
ARTICLE I GENERAL PROVISIONS                                                                                                                                                                                      1
ARTICLE II REINSURANCE PREMIUMS                                                                                                                                                                                    11
ARTICLE III REINSURED LIABILITIES                                                                                                                                                                                    11
ARTICLE IV TRUST ACCOUNT                                                                                                                                                                                    12
ARTICLE V ACCOUNTING AND SETTLEMENTS                                                                                                                                                                                    19
ARTICLE VI ANNUITY ADMINISTRATION                                                                                                                                                                                    21
ARTICLE VII DURATION, RECAPTURE AND TERMINATION                                                                                                                                                                                    25
ARTICLE VIII TERMINAL ACCOUNTING AND SETTLEMENT                                                                                                                                                                                    28
ARTICLE IX REPRESENTATIONS AND COVENANTS                                                                                                                                                                                    29
ARTICLE X LITIGATION                                                                                                                                                                                    32
ARTICLE XI INSOLVENCY                                                                                                                                                                                    32
ARTICLE XII SPECIAL DISPUTE RESOLUTION PROCEDURES AND INDEMNIFICATION  33
ARTICLE XIII DEFINITIONS                                                                                                                                                                                    34

SCHEDULE A – [REDACTED]
SCHEDULE B - [REDACTED]
SCHEDULE C - [REDACTED]
SCHEDULE D - [REDACTED]
SCHEDULE E - [REDACTED]
SCHEDULE F - [REDACTED]
SCHEDULE G - [REDACTED]
SCHEDULE H - [REDACTED]
EXHIBIT I -                            [REDACTED]
EXHIBIT I-A - [REDACTED]

ADDENDUM X - [REDACTED]
ADDENDUM Y - [REDACTED]
ADDENDUM Z - [REDACTED]

i

PREAMBLE

This Reinsurance Agreement (“Agreement”) is made and entered into by and between The Lincoln National Life Insurance Company (hereinafter referred to as the “Ceding Company”) and Talcott Resolution Life Insurance Company (hereinafter referred to as the “Reinsurer”), effective on July 1, 2021, (the “Effective Date”).

ARTICLE I GENERAL PROVISIONS

1.
Risks Reinsured. In accordance with the terms and conditions of this Agreement, the Ceding Company shall automatically cede to the Reinsurer and the Reinsurer agrees to reinsure and indemnify the Ceding Company for the Quota Share of the risks specified hereunder under Riders with a Rider Date on or after April 1, 2021 but on or prior to the New Business Termination Date and that are issued with a Base Annuity.

2.	Coverages and Exclusions.

A.
Only Riders with a Rider Date on or after April 1, 2021 but on or prior to the New Business Termination Date and that are issued with Base Annuities in accordance with the Service Standard are reinsured under this Agreement.

B.
For the Variable Annuity Payment Option Rider, reinsurance coverage hereunder shall only be for any Guaranteed Income Benefit that results from an election by the Contractholder pursuant to the provisions of the Living Benefits Rider reinsured under this Agreement.

C.
The parties expressly acknowledge and agree that the Ceding Company has discretion to grant large case exceptions, subject to eligibility criteria. The Ceding Company also has discretion to accept additional Deposits beyond the limitations set forth in any Riders. The Reinsurer agrees to reinsure its Quota Share of such exceptions to the extent such discretion is exercised consistent with the Service Standard.

3.	Plan of Reinsurance. This indemnity reinsurance is on a coinsurance basis.

4.	Expenses. The Reinsurer will bear no part of the expenses incurred in connection with the Riders reinsured hereunder, except as otherwise provided herein, or the associated Base Annuities.

5.	Extra-Contractual Obligations. The Reinsurer does not indemnify the Ceding Company for, and will not be liable for, any Extra-Contractual Obligations.

6.
Inspection. With at least thirty (30) days prior written notice to the other party, the Reinsurer or the Ceding Company may inspect, at the inspecting party’s own expense, during normal business hours without unreasonable disruption of the business of the party being inspected, at the principal office of the party to be inspected or virtually if conditions warrant, the papers and any and all other books or documents (whether maintained in physical or electronic format) relating to or affecting reinsurance under this Agreement. Such records include underwriting files, claims files, billing records, internal control and valuation records. The party being inspected shall cooperate with and facilitate any such inspection, including obtaining and/or making available records and information held by the party being inspected and upon request of the inspecting party, shall make available to the inspecting party such officers, employees and third-party administrators of the party being inspected as the inspecting party may reasonably request to provide information concerning the reinsurance under this Agreement. The party being inspected shall provide a reasonable workspace during the inspection. The party being inspected and the inspecting party shall work together to reduce the costs of inspections to the fullest extent practicable by making documents and other data available electronically and taking such other steps as may be required to enable the conduct of “desk audits” so that the onsite portion of any such inspection is limited to one week’s time unless an extension of such time is mutually agreed to by the parties. The parties will not use any information obtained through any inspection pursuant to this Paragraph for any purpose not relating to the reinsurance hereunder. The party conducting the inspection agrees to share its inspection results with the party who was the subject of inspection.

7.
Taxes and Assessments. The Reinsurer will not reimburse the Ceding Company for any premium taxes, state guarantee fund assessments or other taxes or assessments paid by the Ceding Company in connection with the Base Annuities or Riders.

8.
DAC Tax. The Ceding Company and the Reinsurer jointly agree to the deferred acquisition cost tax election pursuant to Section 1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Code, each as in effect as of the Effective Date. In accordance with, and in furtherance of, that election: (a) The party with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Code Section 848(c)(1); and (b) the parties shall exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service. Both parties agree to make such election by timely attaching to their federal income tax returns the schedule contemplated by Treasury Regulation Section l.848-2(g)(8)(ii).

9.
Condition. The reinsurance hereunder is subject to the same limitations and conditions specified in the Base Annuities and Riders issued by the Ceding Company, except as otherwise provided in this Agreement. Each party shall owe a duty of utmost good faith to the other in all matters hereunder. Subject to the terms and conditions of this Agreement, including the Ceding Company complying with the Service Standard, the parties intend for the Reinsurer to follow the fortunes of the Ceding Company, including the Reinsurer’s liability shall attach simultaneously (but in no event prior to the Effective Date) with that of the Ceding Company with respect to the Riders reinsured hereunder and shall be subject to the same risks, conditions and interpretations as the Ceding Company.

10.
Errors and Oversights. An unintentional oversight or clerical error (“Error”) in the performance of this Agreement by either party or in the administration of the Riders reinsured hereunder and the associated Base Annuities by the Ceding Company will not constitute a breach of this Agreement. Upon discovery, the Error will be promptly corrected so that both parties are restored to the position they would have occupied had the Error not occurred. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement. In the event a payment is corrected, the party receiving the payment may charge interest calculated according to the terms specified in Article V, Paragraph 5. Should it not be possible to restore both parties to this position, the party responsible for the Error will be responsible for any resulting liabilities and expenses. The provisions of this Paragraph 10 shall not relieve either party of its obligation to perform within the time period specified for such obligations in this Agreement. If the Ceding Company has failed to cede reinsurance or the Reinsurer has failed to assume it as provided under this Agreement, the Reinsurer or the Ceding Company, as the case may be, may require the other party to audit its records for similar errors and take reasonable actions necessary to correct errors and avoid similar errors.

11.
Adjustments. If the Ceding Company’s liability under any of the Riders reinsured hereunder is changed because of a misstatement of age, sex or any other material fact, the Reinsurer will (a) assume its Quota Share of any increase in the Ceding Company’s liability, resulting from the change; and (b) receive credit for its Quota Share of any decrease in the Ceding Company’s liability, resulting from the change.

12.
Remedies and Waiver. All remedies of any party are cumulative. Failure of either the Ceding Company or the Reinsurer to exercise any right, privilege, power or remedy at law, equity or in existence by virtue of this Agreement or to otherwise insist upon strict compliance with any of the terms, provisions and conditions of this Agreement, or the obligations of the other party, will not constitute a waiver of such right, privilege, power, remedy, term, provision, condition, or obligation. Moreover, the failure of either party to enforce any part of this Agreement shall not be deemed to be an act of ratification or consent. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision of this Agreement.

13.
Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any party (in whole or in part) without the prior written consent of the other party hereto; provided, that this Agreement shall inure to the benefit and bind those who, by operation of law, become successors to the parties, including any receiver or any successor, merged or consolidated entity. Any attempted assignment in violation of this Article I, Paragraph 13, shall be void.

14.	Choice of Law. This Agreement will be governed by the laws of the State of Indiana, without giving effect to the choice of law provisions.

15.
Amendments. This Agreement may be amended only by written agreement of the parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

16.
Entire Agreement. This Agreement, together with the Schedules, Exhibits, and Addenda referred to herein, and the Trust Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect thereto.

17.	Confidentiality.

A.	The parties agree to comply with all Privacy and Security Laws in connection with this Agreement. Such requirement shall survive the termination of this Agreement.

B.
Neither party shall, and each shall cause their Affiliates and Representatives not to, make Confidential Information of the other party available in any form to any third party or to use such Confidential Information for any purpose other than to exercise the rights of such party and its Affiliates’ and Representatives’ respective rights and perform their respective obligations under this Agreement. Each party shall, and shall cause its Affiliates and Representatives to, hold the other party’s Confidential Information in confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed, distributed or used by its respective Representatives in breach of this Agreement. Without limiting the foregoing, each party shall, and shall cause its Affiliates and Representatives to, take all precautions, but not less than those employed to protect such party’s own Confidential Information, to prevent the Confidential Information of the other party from being disclosed, distributed or used, in whole or in part, by any Person in breach of this Agreement.

C.
A party or its Affiliates may disclose any Confidential Information received from the other party to their respective rating agencies or retrocessionaires, or to their Representatives who have a need to know it for purposes of the receiving party performing its obligations or exercising its rights hereunder and under the Trust Agreement, and who agree to protect the received Confidential Information from unauthorized use and disclosure in accordance with this Agreement. A party disclosing Confidential Information received from the other party to its Representatives shall remain liable for any unauthorized disclosure by its Representatives of such Confidential Information.

D.
The parties agree that they: (i) will not copy, reprint, duplicate or otherwise reproduce in any form whatsoever the Confidential Information or any part thereof for distribution outside of the parties and their respective Representatives without the express prior written consent of the other party; and (ii) upon termination of this Agreement, at a party’s request the other party will destroy all Confidential Information and copies or reproductions thereof within thirty (30) days; provided, that such party may retain copies necessary to satisfy regulatory and internal recordkeeping requirements, as necessary to enforce its rights hereunder and as may be necessary with respect to any automatic electronic archiving system. A written confirmation will be provided to the requesting party that destruction has been made.

E.
This Article I, Paragraph 17, will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by Applicable Law, stock exchange rules or a Governmental Authority (including in connection with a report required to be filed with, or submitted to, a Governmental Authority); provided, that (to the extent permitted by law and reasonably practicable) a party so compelled to disclose Confidential Information (the “Responding Party”) shall give reasonably prompt written notice to the other party of receipt of any such request for disclosure and shall have made a reasonable effort, at the other party’s direction and expense, to provide the other party with an opportunity to comment on such disclosure in advance and seek a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; provided, further, that a party may disclose Confidential Information of the other party to a Governmental Authority having authority over it, without notifying such other party in advance, if such disclosure is part of a routine examination, audit or other regulatory inquiry. Notwithstanding the foregoing obligation of the Responding Party, nothing in this Article I, Paragraph 17, shall limit or restrict the ability of the other party to act on its own behalf and at its own expense to prevent or limit the required disclosure of Confidential Information (other than disclosures as part of a routine examination, audit or other regulatory inquiry).

F.
If either party determines that it has suffered a Security Incident, such party shall, at the expense of the party who suffered any such Security Incident, (a) notify the other party as promptly as reasonably practicable following such determination (and in any event within two (2) days); (b) promptly following such determination (and in any event within two (2) Business Days) begin diligently investigating such Security Incident; (c) promptly following such determination (and in any event within two (2) Business Days) begin diligently to take commercially reasonable steps to restore the security of the Personal Information subject to the Security Incident, notifying the other party with respect to such measures; (d) deliver any required or reasonably requested notifications or other communications to third parties (including Contractholders and Governmental Authorities) with respect to such Security Incident in a timely manner; and (e) cooperate with the other party and any Governmental Authority investigating such Security Incident. The party who did not suffer the Security Incident shall reasonably cooperate with the other party in satisfying such other party’s requirements set forth in this Article I, Paragraph 17. The Parties shall in good faith seek to resolve disputes arising under this Article I, Paragraph 17, on an expedited basis.

18.
WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT.    EACH  PARTY  CERTIFIES  AND  ACKNOWLEDGES  THAT
(A) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) EACH PARTY MAKES THIS WAIVER VOLUNTARILY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19.	Notice Provision.

A.	All Material Communications will be addressed as follows: If to the Ceding Company:
Brandy Ness
AVP-Reinsurance Accounting & Administration 1301 S.  Harrison Street
Fort Wayne, IN 46802
Email: Brandy.Ness@lfg.com With a copy to:
Kris Kattmann
Vice-President
The Lincoln National Life Insurance Company 100 N.  Greene St.
Greensboro, NC 27401
Email: Kris.Kattmann@lfg.com

AND

William Panyard
Asst. Vice-President
The Lincoln National Life Insurance Company 1301 S. Harrison Street
Fort Wayne, IN 46802
Email: William.Panyard@lfg.com

AND

Eric Wilmer
Asst. Vice President and Senior Counsel
The Lincoln National Life Insurance Company 1301 S. Harrison Street
Fort Wayne, IN 46802 Email: Eric.Wilmer@lfg.com

If to the Reinsurer:

Donna Jarvis
Head of Reinsurance
Talcott Resolution Life Insurance Company 1 Griffin Road N
Windsor, CT 06905
Email: Donna.Jarvis@talcottresolution.com With a copy to:
Lisa Proch
General Counsel
Talcott Resolution Life Insurance Company 1 Griffin Road N
Windsor, CT 06905
Email: Lisa.Proch@talcottresolution.com

Or such other address, fax number of e-mail as either party may request by notice given under this Section.

B.
All demands, notices, reports and other communications provided for herein with respect to Material Communications shall be in writing and shall be delivered by the following means: (i) personally (by courier or otherwise); (ii) express mail or other nationally recognized overnight or same-day delivery service; (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or

(iv) electronic mail.

All such demands, notices, reports and other communications shall be deemed given and received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., local time, on a Business Day at the place of receipt. Otherwise, any such demand, notice, report or other communication shall be deemed to have been given and received on the next succeeding Business Day at the place of receipt.

C.
All communications other than Material Communications will be sent to the contact either (a) provided by the receiving party or (b) identified in the course of routine administration of this Agreement.

20.
Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21.
Accounting and Tax Advice. Each party hereto agrees that it has relied on advice from its own accountants and tax counsel regarding the financial reporting treatment and the tax characterization of the transactions described in this Agreement.

22.	Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practical and consistent with the original intent of the parties. In addition, if any provisions are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate this Agreement to carry out its original intent.

23.
Currency. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

24.
OFAC Compliance. The Ceding Company and the Reinsurer represent that they are using, and shall use best efforts to be in compliance with all laws, regulations, judicial and administrative orders applicable to Persons with respect to which such party makes or receives payments, in the case of the Ceding Company, under the Base Annuities and the Riders, and, in the case of each party, under this Agreement, in each case as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “OFAC Laws”). Neither party shall be required to take any action under this Agreement that would violate said OFAC Laws, including, but not limited to, making any payments in violation of the OFAC Laws.

Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the OFAC Laws, the party who first becomes aware of the violation of the OFAC Laws shall notify the other party, and the parties shall cooperate in order to take all necessary corrective actions.

Where coverage provided by this Agreement would be in violation of the OFAC Laws, such coverage shall be null and void. In such event, each party shall be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by Applicable Law or made pursuant to a license issued by OFAC.

25.
FATCA Compliance. The Reinsurer represents that it shall comply in all material respects with all laws, regulations, judicial and administrative orders applicable to this Agreement as they pertain to the Foreign Accounts Tax Compliance Act (“FATCA”), as such laws, regulation, judicial and administrative orders may be initiated and amended from time to time. Should the Reinsurer fail to comply with FATCA, the Ceding Company shall be entitled to take all actions reasonably necessary to comply with FATCA, including but not limited to withholding a percentage of the reinsurance premiums to comply with FATCA. The Reinsurer and the Ceding Company shall provide the other party, upon request, any required documentation to support withholding tax reporting obligations or other information needed to meet Internal Revenue Service or other governmental filing requirements. The Reinsurer will provide the Ceding Company with its Form W-9.

26.
Survival. All provisions of this Agreement shall survive its termination (i) to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the parties rights or obligations hereunder existing at the time of termination and (ii) to the extent stated herein.

27.
Reserve Credit.  At all times during the term of this Agreement, the Reinsurer shall use its reasonable best efforts to hold and maintain its license or accreditation in the Ceding Company Domiciliary State.  Notwithstanding the foregoing, the Reinsurer shall promptly (but in any event within five (5) Business Days of it becoming aware) notify the Ceding Company of any event or change in its licensing or accreditation in the Ceding Company Domiciliary State that would be reasonably likely to result in or has resulted in loss of Reserve Credit.

If the Ceding Company is unable to receive Reserve Credit due to the Reinsurer's licensing status in the Ceding Company Domiciliary State, the Reinsurer will establish, at its own expense, collateral, the form of which at its option may be a letter of credit, funds withheld, assets in trust, other security acceptable to the commissioner of the Ceding Company Domiciliary State or some combination of the foregoing, provided such collateral meets all Applicable Laws in the Ceding Company Domiciliary State to permit the Ceding Company to receive Reserve Credit. Notwithstanding the foregoing, the Reinsurer's obligation to take steps to ensure the Ceding Company's reserve credit is in addition to, but without duplication of, its obligation to maintain the Required Balance in the Trust Account.

28.
No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Ceding Company Indemnified Parties and the Reinsurer Indemnified Parties, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. For the avoidance of doubt, the acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the Contractholder, owner, annuitant, applicant, beneficiary or designee of any Rider reinsured hereunder or any associated Base Annuity.

29.
Net Retention. The Ceding Company shall retain a [REDACTED] quota share of the risks associated with the Riders reinsured hereunder ("Minimum Retention"), net and unreinsured for its own account. Any reinsurance to an Affiliate (provided that at all times during any such reinsurance to an Affiliate, such Affiliate is wholly owned by the Ceding Company's ultimate parent and does not further reinsure any such risks) will count towards the Minimum Retention. The Ceding Company may not retain less than the Minimum Retention without the prior written consent of the Reinsurer, such consent shall not be unreasonably or arbitrarily withheld or conditioned. Upon request by the Reinsurer not more frequently than once per year, the Ceding Company shall provide a certification signed by an officer of the Ceding Company as to the Ceding Company's compliance or non-compliance with this Paragraph 29.

30.
Retrocession by Reinsurer. In the event the Reinsurer or Affiliate retrocessionaire of the Reinsurer retrocedes any portion of the risks associated with the Riders to any Person other than an Affiliate of the Reinsurer, the Reinsurer shall provide at least [REDACTED]prior written notice to the Ceding Company: provided, that the foregoing shall not require the Reinsurer to disclose any information that in the reasonable judgment of the Reinsurer would violate any of its or its Affiliate's obligations to a third party with respect to confidentiality if the Reinsurer shall have used, or shall have caused its Affiliate to use, reasonable efforts to obtain the consent of such third party for such notice or disclosure.

31.
Changes to RBC. In the event (a) of an elimination by Applicable Law of the requirement to calculate risk-based capital or (b) there is a material change relating to the framework, factors and/or formulae prescribed by the insurance regulatory authority in the Reinsurer’s jurisdiction of domicile that are used to calculate RBC Ratios from those in effect at the Effective Date (such material change described in (a) or (b), an “RBC Change”), the parties shall amend this Agreement to adjust the RBC Ratios reflected in the definitions of Aggregation Benefit Limit, RBC Event or as otherwise required under this Agreement so that such adjusted RBC Ratio or any replacement formula as determined after such material change or elimination will reasonably correspond to the relevant RBC Ratio requirements in effect as of the Effective Date (or, to the extent the relevant RBC Ratio requirements were adjusted pursuant to the most recent previous RBC Change (if any) then, the RBC Ratio requirements in effect as of the last adjustment date). The parties shall execute and deliver such amendment within thirty (30) days after the implementation of such RBC Change, and, if the parties cannot agree on any such adjustments, the Reinsurer shall continue to calculate its RBC Ratio as if such RBC Change had not occurred.

32.
Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, Paragraphs, Exhibits and Schedules are references to the Articles, Sections, Paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified;

(e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein;
(l) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (m) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (n) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (o) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

ARTICLE II REINSURANCE PREMIUMS

For each Accounting Period hereunder, the Ceding Company will pay to the Reinsurer “Reinsurance Premiums” in an amount equal to A plus B where:

A.	equals the Quota Share of the Rider Charges collected by the Ceding Company during such Accounting Period from the Contractholders under the Riders reinsured hereunder.

The Reinsurer will participate in any change in the Rider Charge upon reset as provided for under and administered in accordance with the terms of the Riders reinsured hereunder.

For the avoidance of doubt, no Reinsurance Premium will be paid for Riders reinsured hereunder: (i) when the Guaranteed Minimum Withdrawal Benefit is in effect, after the Account Value has dropped to zero; (ii) when the VAPOR Rider is in effect, and the Account Value has dropped to zero prior to the end of the Access Period, or the number of annuity units per variable sub-account is equal to zero after the Access Period; and (iii) after the Contractholder has elected the GAI Annuity Payment Option.

B.	equals the Quota Share of the Account Value at the time when the Contractholder has elected the GAI Annuity Payment Option under the provisions of a Living Benefits Rider.

ARTICLE III REINSURED LIABILITIES

1.
Reinsured Liabilities. For each Accounting Period, the Reinsurer will reimburse the Ceding Company for the Reinsured Liabilities paid by the Ceding Company during such Accounting Period. As used herein, “Reinsured Liabilities” means the Quota Share of

(a)
all Claims paid by the Ceding Company under the terms of the Riders reinsured hereunder and (b) all other obligations of the Ceding Company arising from the Riders reinsured hereunder; provided, however, that in no event shall the Reinsurer be liable for any Extra-Contractual Obligations or for any liabilities resulting from any Proposed Program Change unless such Proposed Program Change is made in compliance with

Article VI, Paragraph 2; provided, further, that such Claims paid by the Ceding Company shall be determined and administered in accordance with the Service Standard.

2.	Claims. The term “Claims” means, with respect to the Riders reinsured hereunder (without duplication):

A.
the GAI paid by the Ceding Company, including those resulting from withdrawals following the Maturity Date as initiated by the Ceding Company when the annuitant has failed to elect withdrawals on or prior to the Maturity Date, under the terms of any Living Benefits Rider, in each case once the Guaranteed Minimum Withdrawal Benefit is in effect and when the Account Value of the Base Annuity relevant to such Living Benefits Rider is equal to zero;

B.
the Guaranteed Income Benefit paid by the Ceding Company under the terms of any VAPOR Rider when the Account Value of the associated Base Annuity is equal to zero prior to the end of its Access Period or the number of annuity units per variable sub-account is equal to zero after its Access Period;

C.	the GAI Annuity Payment Option benefit paid by the Ceding Company under the terms of the Living Benefits Rider; and

D.
the final payment (if any) under any Living Benefits Rider reinsured hereunder upon death of the Measuring Life or the surviving Measuring Life (as the case may be) paid by the Ceding Company in accordance with the terms of such Living Benefits Rider.

Coverage for the Riders reinsured under this Agreement will terminate upon termination of such Riders according to their terms, including (i) for the Living Benefits Rider, upon the death of the Measuring Life under a Single Measuring Life Option, upon the death of the surviving Measuring Life under the Joint Measuring Life Option or upon the election of the VAPOR Rider, (ii) for the VAPOR Rider, upon the death of the annuitant for the single life payout and upon the death of the survivor of the annuitant and Secondary Life for the joint life payout and (iii) upon surrender of the associated Base Annuity.

3.
Claim Settlement and Notice. The Ceding Company is responsible for the settlement of Claims and the Reinsurer will accept the decision of the Ceding Company with respect to payment of Claims made in accordance with the Service Standard and as specified under the terms of this Agreement. The Ceding Company will provide the Reinsurer with the claims information specified in Schedule B as part of the Monthly Settlement Report. The reinsured claim and copies of notification, claim papers, proofs and other information will be made available to the Reinsurer upon request.

ARTICLE IV TRUST ACCOUNT

1.
Trust Account. In order to secure the obligations of the Reinsurer under this Agreement, the Ceding Company and the Reinsurer shall, within 60 days (or such later time as may be required by the Trustee for its review) of entering into this Agreement, enter into a trust agreement, substantially in the form attached hereto as Exhibit I (subject only to such changes as may be required by the Trustee or as mutually agreed by the parties), pursuant to which the Reinsurer as grantor establishes the trust account ("Trust Account") for the benefit of the Ceding Company ("Trust Agreement"). The Trust Account shall be clearly designated as a segregated account on the books, records and information systems of the Trustee. The Reinsurer will bear all of the costs associated with creating and maintaining the Trust Agreement and Trust Account, including the applicable fees of the Trustee.

2.
Trust Account Assets. Assets in the Trust Account shall consist only of investments of the types that qualify as authorized investments and admitted assets under the applicable laws of the State of Indiana and the State of Connecticut for domestic insurers in the State of Indiana and the State of Connecticut, respectively; provided that, such investments must also comply with the Investment Guidelines attached herein as Exhibit I-A (such assets, the "Eligible Assets"). For the avoidance of doubt, the phrase "investments of the types that qualify as authorized investments and admitted assets" shall mean, assets of a life insurance company domiciled in Indiana or Connecticut, as applicable, permitted to be reported as admitted assets on such company's statutory financial statements without regard to any quantitative limitation for admitted assets in such jurisdiction, including allocation limits or other restrictions or limitations with respect to the type of asset (including sector, issuer, issue or credit quality).

3.
Required Balance. The Reinsurer shall maintain Eligible Assets in the Trust Account with a Trust Account Balance at least equal to the Required Balance at all applicable times in accordance with the terms of this Agreement and the Trust Agreement until the Trust Account is no longer required in accordance with Article IV, Paragraph 12; provided, that the Reinsurer shall have no obligation to fund the Trust Account following the Execution Date until such time the Coinsurance Reserve first exceeds [REDACTED]("Initial Funding  Condition").

4.	Applicable Asset Value. The term "Applicable Asset Value" means, as of any date of determination, an aggregate amount with respect to all assets in the Trust Account determined as follows:

A.	at any time when the Reinsurer's RBC Ratio based on the RBC Report is equal to or greater than [REDACTED], the Statutory Book Value of such assets in aggregate; and

B.	at any time when the Reinsurer's RBC Ratio based on the RBC Report is less than
            [REDACTED], the lesser of (i) the Statutory Book Value of such assets in aggregate, and
(ii) the Fair Market Value of such assets in aggregate.

5.
Trust Administration. Except as set forth in the Trust Agreement, prior to depositing assets with the Trustee, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations, or any assets requiring assignments, in order that the Ceding Company, or the Trustee upon direction of the Ceding Company, may whenever necessary, negotiate these assets without the consent or signature from the Reinsurer or any other Person.

6.
Investment Compliance. On or prior to each Investment Compliance Date until the Trust Account is no longer required in accordance with Article IV, Paragraph 12, the Reinsurer shall deliver to the Ceding Company an investment compliance certification certifying as to the compliance or non-compliance, including reporting of all Passive Exceptions, with the Investment Guidelines as of the end of such Accounting Period ("Investment Compliance Certification").

7.	Trust Assets.

A.	Required Balance Adjustments - End of Accounting Period.

(i)
On or prior to the tenth (10th) Business Day following the end of each Accounting Period, the Reinsurer shall deliver or cause to be delivered to the Ceding Company a report setting forth a calculation of the Monthly Required Balance and the Trust Account Balance, each as of the end of such Accounting Period (the "Monthly Required Balance Report").

(ii)	Subject to each of Article IV, Paragraph 12 and this Article VII, Paragraph
7.B below, to the extent the Trust Account Balance is less than the Monthly Required Balance as of the end of any Accounting Period, based on the most recent Monthly Required Balance Report, the Reinsurer will cure such insufficiency by depositing additional Eligible Assets into the Trust Account by no later than ten (10) Business Days following the end of such Accounting Period, such that the Trust Account Balance immediately following such deposit, is greater than or equal to the Monthly Required Balance as set forth in such Monthly Required Balance Report.

(iii)
If the Trust Account Balance exceeds 100% of the Monthly Required Balance as of the end of any Accounting Period, based on the most recent Monthly Required Balance Report, and subject to Paragraph 7.B below, then the Reinsurer shall have the right to withdraw the excess from the Trust Account in accordance with the Trust Agreement.

B.	Required Balance Adjustments - Market Event[1].

(i)
As long as the Trust Account is required in accordance with this Agreement, not later than [REDACTED] following the end of each calendar quarter after the Execution Date, the Reinsurer shall furnish a report to the Ceding Company setting forth a Required Balance Sensitivity Grid in the form attached hereto as Schedule H (the "Quarterly Required Balance Sensitivity Grid"); provided, that, the initial Quarterly Required Balance Sensitivity Grid will be calculated by the Reinsurer and delivered to the Ceding Company within [REDACTED] following the end of the calendar quarter in which the Initial Funding Event occurs. Until such time the Reinsurer has delivered an updated Quarterly Required Balance

1 See Addendum Z for Market Event Balance Adjustment Examples

Sensitivity Grid, the then-current Quarterly Required Balance Sensitivity Grid shall remain in effect.
(ii)
On each Business Day following the delivery of the initial Quarterly Required Balance Sensitivity Grid, by application of the then-effective Quarterly Required Balance Sensitivity Grid, shall determine (a) whether a Market Event is a Ceding Company Market Event or a Reinsurer Market Event and (b) the corresponding Market Event Impact Amount.

(iii)
If (a) the Market Event is a Ceding Company Market Event and (b) the corresponding Market Event Impact Amount equals or exceeds the Market Event Threshold, then the most recently reported Required Balance shall be adjusted to reach an Interim Required Balance by adding such Market Event Impact Amount as of the Market Event Impact Date to the then effective Required Balance, provided that if such effective Required Balance is the Monthly Required Balance, the reported Required Balance shall be adjusted to reach an Interim Required Balance by adding such Market Event Impact Amount as of the Market Event Impact Date to the Coinsurance Reserve as reported on such Monthly Required Balance Report. The Reinsurer shall notify the Ceding Company and shall deposit additional Eligible Assets into the Trust Account, no later than [REDACTED] following the Market Event Impact Date, such that the Trust Account Balance following such deposit shall at least equal the Interim Required Balance.

(iv)
If (a) the Market Event is a Reinsurer Market Event and (b) the absolute value of the corresponding Market Event Impact Amount equals or exceeds the Market Event Threshold, then the most recently reported Required Balance shall be adjusted to reach an Interim Required Balance by subtracting the absolute value of such Market Event Impact Amount as of the Market Event Impact Date from the then effective Required Balance, provided that if such effective Required Balance is the Monthly Required Balance, the reported Required Balance shall be adjusted to reach an Interim Required Balance by subtracting the absolute value of such Market Event Impact Amount as of the Market Event Impact Date from the Coinsurance Reserve as reported on such Monthly Required Balance Report. The Reinsurer shall have the right to withdraw assets from the Trust Account in accordance with the Trust Agreement; provided that following such withdrawal, the Trust Account Balance is not less than the Interim Required Balance.

(v)
The Monthly Required Balance shall be adjusted to reflect any Market Event that results in an adjustment, in accordance with subparagraph (iii) or subparagraph (iv) of this Article IV, Paragraph 7.B, as applicable, to the then-effective Required Balance (any such adjustment, a "Market Event Adjustment"), and such adjusted required balance shall be referred to herein as an "Interim Required Balance." For each Accounting Period, an Interim Required Balance, if present, shall be deemed the effective Required

Balance until the earlier to occur of (X) a subsequent Market Event Adjustment, in which case such adjusted Required Balance shall be deemed the Interim Required Balance and shall control, and (Y) the delivery of the Monthly Required Balance Report for the end of such Accounting Period, in which case the Monthly Required Balance reflected in the Monthly Required Balance Report shall be the Required Balance as of the end of such Account Period.

[REDACTED]

C.	Compliance with Investment Guidelines.
(i)
In the event of non-compliance with the Investment Guidelines as of the end of any Accounting Period following the occurrence of the Initial Funding Event, subject to clause (ii) of this Subparagraph B with respect to Passive Exceptions, the Reinsurer will include notice of such non- compliance in the Investment Compliance Certification and cure such non- compliance within [REDACTED] following its delivery to the Ceding Company of its Investment Compliance Certification that showed such non-compliance or within such other time period as agreed upon by the parties.

(ii)
To the extent that changes to the assets in the Trust Account are due to (a) a rating downgrade, (b) a restructuring of an asset by a Person other than the Reinsurer, or (c) other external action causes non-compliance with the Investment Guidelines ("Passive Exception"), the Reinsurer shall consult with the Ceding Company to (x) develop a course of corrective actions to be taken by the Reinsurer to bring the Trust Account into compliance with the Investment Guidelines, (y) receive a written waiver from the Ceding Company (in the Ceding Company's reasonable good faith discretion) excusing such non-compliance or (z) otherwise take such corrective actions to bring the Trust Account into compliance with the Investment Guidelines within [REDACTED] of the parties' agreement with respect to such corrective actions or another agreed upon reasonable time-frame. During the continuance of a Passive Exception, any purchase, transfer or sale of Eligible Assets must not cause greater non-compliance with the Investment Guidelines. Further, a Passive Exception shall not be deemed a breach of the Investment Guidelines; however, any purchase, transfer or sale of Eligible Assets must comply with the Investment Guidelines taking into account any such Passive Exception position existing within the Trust Account.

8.	Trust Account Withdrawals.

A.	Subject to this Article IV, Paragraph 8, the Ceding Company or any successor of the Ceding Company may withdraw cash and/or assets from the Trust Account to pay, and only to pay, to the Ceding Company any Net Settlement or Terminal Accounting and Settlement then due and payable by the Reinsurer under the terms and provisions of this Agreement and shall only do so in accordance with the Trust Agreement and after delivering a certification by the Ceding Company to the Trustee and the Reinsurer in the form set forth in the Trust Agreement as a “Beneficiary Withdrawal Notice” that the conditions of this Paragraph have been satisfied.

B.
Notwithstanding the foregoing, the Ceding Company shall not withdraw cash and/or assets from the Trust Account pursuant to this Paragraph unless any such amount payable by the Reinsurer under this Agreement is not paid within [REDACTED] following receipt by the reinsurer from the Ceding company of specific written demand for payment of such amounts (which demand shall not be provided until the due date for such amounts under this Agreement has passed) or, with respect to any portion of any payment which has been disputed in good faith and in writing by the Reinsurer, until the expiration of any dispute resolution period contemplated in Article XII, Paragraph 1, in respect thereof.

C.
In furtherance of the foregoing, in the event of a good faith dispute delivered in writing by the Reinsurer regarding whether an amount, or any portion thereof, is due and payable by the Reinsurer to the Ceding Company under the terms of this Agreement, the disputed amount, or any portion thereof, may not be withdrawn from the Trust Account by the Ceding Company pursuant to this Article IV, Paragraph 8, and/or the terms and conditions of the Trust Agreement until such time as such dispute has been resolved by the Parties in accordance with Articles X or XII.

9.
Return of Excess Trust Assets. The Ceding Company shall promptly return (or instruct the Trustee to return) to the Reinsurer any assets withdrawn from the Trust Account in excess of the actual amounts allowed by Article IV, Paragraph 8 along with a Delayed Payment Interest Penalty with respect to such amounts for the period that such amounts are held by the Ceding Company. Pending such return, the Ceding Company including its successor by operation of law shall hold all such excess amounts in trust for the benefit of the Reinsurer and maintain such excess amounts in a segregated account, separate and apart from its other assets for the sole purpose of paying Reinsured Liabilities.

10.
Trust Asset Substitution. The Reinsurer shall have the right to instruct the Trustee to substitute or exchange assets contained within the Trust Account provided that (a) the Trust Account Balance immediately following the substitution shall at least be equal to the Required Balance; (b) the incoming assets shall be deposited in the Trust Account prior to or contemporaneously with the withdrawal of the outgoing assets; (c) the incoming assets are Eligible Assets with at least the same Applicable Asset Value as the outgoing assets; and (d) the Market-to-Book Ratio immediately following the substitution is at least as great as the Market-to-Book Ratio immediately prior to such substitution. Notwithstanding anything to the contrary herein, there shall be no Market-to-Book Ratio requirement with respect to, or notification or Investment Compliance Certification required for any investment or disposition of assets in the Trust Account in connection with the ordinary course trading of the investments in the Trust Account.

11.	Insolvency. All of the foregoing provisions of this Article IV are to be applied without diminution because of insolvency on the part of either the Ceding Company or the Reinsurer.

12.
Trust Termination. In the event (i) of termination of this Agreement or (ii) if the Trust Account is no longer required under this Agreement pursuant to the following sentence, the Ceding Company will immediately provide its approval of the termination of the Trust Agreement and return of the assets contained within the Trust Account to the Reinsurer; provided that if the Trust Account termination is pursuant to clause (i), such return of assets shall be after all other amounts owed under this Agreement have been satisfied.  The  Trust Account shall no longer be required under this Agreement if, following the [REDACTED] the Coinsurance Reserve for each Accounting Period has been less than [REDACTED] for [REDACTED], in which case (x) the Reinsurer shall have a right to deliver a notice of termination to the Trustee with a copy to the Ceding Company, to instruct the Trustee to terminate the Trust Account and transfer any remaining assets to the Reinsurer in accordance with the terms of the Trust Agreement, and (y) the Reinsurer shall have no further obligation to maintain any assets in the Trust Account pursuant to this Agreement.  Notwithstanding the foregoing, if after termination of the Trust Account the Coinsurance Reserve subsequently exceeds [REDACTED], as soon as reasonably practicable thereafter the Reinsurer will re-establish a trust without limitation on the number of times the Trust Account must be re-established, on substantially the same terms and substantially in the same form as the Trust Agreement (subject to such changes as may be required by the applicable trustee and as mutually agreed by the Ceding Company and the Reinsurer), and the Ceding Company shall cooperate in good faith in connection with the entry into such trust agreement; provided, that if following such re-establishment of the trust, the Coinsurance Reserve for each Accounting Period has been less than [REDACTED], then the Reinsurer shall have a right to deliver a notice of termination to the trustee with a copy to the Ceding Company, to instruct such trustee to terminate such trust account and transfer any remaining assets to the Reinsurer in accordance with the terms of such trust agreement.  Any trust account established pursuant to the immediately preceding sentence shall be deemed the “Trust Account” and any trust agreement entered into pursuant to the immediately preceding sentence shall be deemed the “Trust Agreement” for purposes of the other Paragraphs of this Agreement.

1.	Accounting Reports.
ARTICLE V ACCOUNTING AND SETTLEMENTS

A.
Monthly Settlement Reports. Monthly Settlement Reports will be submitted to the Reinsurer by the Ceding Company not later than ten (10) Business Days after the end of each Accounting Period, in each case specifying the Ceding Company’s calculation of the Net Settlement with respect to such Accounting Period.

B.	Additional Reports and Updates. For so long as this Agreement remains in effect,
(i)
the Ceding Company shall supply the Reinsurer with the reports set forth on (and, as applicable, substantially in the forms and including the information indicated in) Schedule C within the applicable time periods listed thereon, (ii) the Reinsurer shall supply the Ceding Company with the reports set forth on Schedule C within the applicable periods listed thereon, (iii) [REDACTED]

 and (iv) each of the parties shall periodically furnish to the other such other reports and information as may be reasonably requested by such other party for regulatory, tax, rating agency or similar purposes so long as such reports and information are reasonably available to it. In the event either party intends to change the forms of any such reports set forth or indicated on Schedule C, including any changes to format or content, the party suggesting such change shall notify the other party at least thirty (30) days in advance of such change and shall provide a written description of such changes at the time of such notice. Each party shall provide or make available to the other party additional information as may be reasonably requested to support the items reported, manage the risks reinsured hereunder, produce experience studies, permit the other party to complete its external financial statements or as required by Applicable Law. In addition, the Reinsurer agrees to meet with the Ceding Company not more frequently than annually, at the Ceding Company’s request, to discuss the Reinsurer’s risk management practices and experience, provided such request is made in writing no less than thirty (30) days’ prior to the anticipated meeting date, and provided, further, that such annual limit does not preclude the parties from consulting with each other should market dislocations or changes in risk management practices occur.

2.	Monthly Payments. Within ten (10) Business Days after the end of each Accounting Period, the Ceding Company will calculate the settlement amount for such Accounting Period (“Net Settlement”) as:

A.	Reinsurance Premiums, less

B.	Reinsured Liabilities.

The first such Net Settlement will include Reinsurance Premiums and Reinsured Liabilities for the months of July, August and September 2021. Subsequent Net Settlements will include monthly amounts as otherwise contemplated by this Agreement.

If the Net Settlement for such Accounting Period is positive, the Ceding Company shall pay such amount to the Reinsurer along with the delivery of the Monthly Settlement Report. Conversely, if the Net Settlement for such Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount to the Ceding Company no later than ten (10) Business Days following receipt of the Monthly Settlement Report.

3.	Amounts Due. Except as otherwise specifically provided in this Agreement, all undisputed amounts due to be paid hereunder will be netted, and the net amount will be due and payable as specified above. All settlements of account between the Reinsurer and the Ceding Company will be made in cash.

4.
Estimations. If the amounts in the Monthly Settlement Report, cannot be determined on an exact basis by the date described in Article V, Paragraph 2 above, the Net Settlement will be paid in accordance with a mutually agreed upon formula which will approximate the actual Net Settlement. Adjustments will then be made to reflect actual amounts when they become available, including a Delayed Payment Interest Penalty. The Ceding Company will provide written notice to the Reinsurer as soon as reasonably practicable if the amounts in the Monthly Settlement Report cannot be determined by the due date of such report.

5.
Delayed Payment. For purposes of this Agreement, if there is a delayed settlement of a payment due, from either party hereunder, there will be a Delayed Payment Interest Penalty added to the amount that is overdue. For purposes of this Paragraph, a payment will be considered overdue if not made by the due date for such payment.

6.
Offset of Payments. All payment obligations, debts or credits, due or otherwise accrued in favor of or against either the Ceding Company or the Reinsurer under or with respect to this Agreement are deemed mutual debts or credits as the case may be, and shall automatically, without any further action required of either party, be offset and/or recouped, and only the balance shall be allowed or paid. This Paragraph will not be affected, modified or reconstrued due to the insolvency, liquidation, rehabilitation, conservatorship or receivership of either party, and set off and recoupment hereunder shall be permitted and enforced to the maximum extent provided under Applicable Law.

7.
Partial Recapture. If only some of the Riders reinsured hereunder are recaptured, as described in Article VI, Paragraph 2, then the accounting and settlements described above will thereafter be made with respect to the remaining Riders reinsured hereunder that have not been recaptured. Adjustments in the amounts due from either the Ceding Company or the Reinsurer will be made accordingly.

ARTICLE VI ANNUITY ADMINISTRATION

1.
Annuity Administration. The Ceding Company will issue and administer the Base Annuities and the Riders (i) in good faith and with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances; (ii) using a standard of care and policies and procedures generally that are, in the aggregate, at least as stringent as that employed by the Ceding Company to administer its other similar businesses, and (iii) in accordance with the terms and conditions of the Base Annuities and the Riders, and in all material respects in accordance with Applicable Law (“Service Standard”).

The Ceding Company shall notify the Reinsurer if the Ceding Company decides to subcontract services with respect to the administration of the Base Annuities and the Riders to a third party that materially impacts the Reinsurer’s risk (provided no subcontracting shall relieve the Ceding Company from any of its obligations or liabilities hereunder or from any of its obligations under Article VI, Paragraph 2.C(i)(d), and provided further the Ceding Company shall remain responsible for all obligations or liabilities of such subcontractor with regard to the providing of such services as if provided by the Ceding Company).

2.
Program Changes. In the event the Ceding Company proposes to make any changes after the Execution Date that affect the Base Annuities or the Riders (“Proposed Program Change(s)”) such changes shall be divided into three categories: (A) a Proposed Program Change that requires neither approval from, nor notice to the Reinsurer; (B) a Proposed Program Change that requires notification to the Reinsurer, but no approval; and (C) a Proposed Program Change that requires approval from the Reinsurer.

A.	Proposed Program Changes Requiring Neither Approval nor Notice. Neither prior approval from, nor notice to, the Reinsurer will be required for:

(i)	any subadvisor change of control; or

(ii)
fund and Base Annuity and Rider administration and portfolio management (including security selection and rebalancing, asset allocation and rebalancing, portfolio implementation and trading, and daily operations).

B.
Proposed Program Changes Requiring Notice to the Reinsurer. The following Proposed Program Changes shall become effective on a date specified by the Ceding Company that is no earlier than fifteen (15) days after the Ceding Company provides the Reinsurer with written notification of the Proposed Program Change (it being understood that in the case of (v) such notification requirement shall be limited to promptly forwarding to the Reinsurer notice of the change):

(i)	a change in the name of an Underlying Fund;

(ii)	a merger involving an Underlying Fund advised by LIAC;

(iii)	a liquidation or restructuring of an Underlying Fund advised by LIAC;

(iv)	a change in the Underlying Fund’s subadvisor advised by LIAC;

(v)	a change to an Underlying Fund that is not advised by LIAC for which the Ceding Company has received notice of such change;

(vi)	a change to the investment allocations, Investment Objective and/or Investment Strategy for any of the Underlying Funds advised by LIAC that is not described on Addendum X;

(vii)	a change to the Overlay Strategies for any of the Underlying Funds advised by LIAC that is not of the type set forth in Addendum Y; or

(viii)	any changes to the contractual provisions of the Base Annuities or the Riders to the extent such changes are required by any Governmental Authority or by Applicable Law.

C.	Proposed Program Changes Requiring the Reinsurer’s Approval. The following Proposed Program Changes require prior approval from the Reinsurer:

(i)	At any time during the duration of this Agreement:

(a)
a Material Change in the terms or conditions of any of the Riders reinsured hereunder or the associated Base Annuities, including features, benefits, fees, charges, or the fee structure (it shall be understood that making available a new rider with an additional charge to any such Base Annuity shall be deemed to be a Material Change);

(b)	adding a new Underlying Fund;

(c)	a change to the Contractholder allocation requirements among the Underlying Funds;

(d)
a Material Change to the Ceding Company’s eligibility criteria or practices or practices and procedures for the administration of the Riders reinsured hereunder or associated Base Annuities from those in effect as of the Effective Date (or as modified from time to time in accordance with this Article VI, Paragraph 2) (it shall be understood that the following shall be deemed to be a Material Change: (i) changes to practices or procedures upon a contract reaching the Maturity Date or annuity commencement date, (ii) changes to practices or procedures regarding reinstatements of partial or full surrenders, (iii) substantive communications with Contractholders with respect to excess withdrawals aimed at modifying Contractholder behavior, (iv) implementing a process for identifying deaths through independent, third party providers that is less stringent than that in place as of the Effective Date, and

(v) substantive communications with Contractholders with respect to bridging from the Living Benefits Rider to the VAPOR Rider aimed at modifying Contractholder behavior);

(e)	a change to the investment allocations, Investment Objective and/or Investment Strategy for any of the Underlying Funds advised by LIAC that is described on Addendum X; or

(f)	a change to the Overlay Strategies for any of the Underlying Funds advised by LIAC that is of the type set forth in Addendum Y.

(ii)	any change not otherwise expressly identified in this Article VI, Paragraph 2, which is a Material Change.

The Ceding Company shall give the Reinsurer advanced written notice of any Proposed Program Change that requires the Reinsurer’s prior approval.  Such change shall become effective on the date specified by the Ceding Company in such notice, such date, not to be earlier than the Expiration Date, unless the Reinsurer has, by the applicable Expiration Date notified the Ceding Company in writing that it rejects the Proposed Program Change. Any such written notice of rejection shall set forth specifically the reason(s) why the Reinsurer is rejecting the Proposed Program Change.  As used herein, the term “Expiration Date” shall mean (A) in the case of a Proposed Program Change contemplated in Article VI, Paragraph 2.C(i)(a), [REDACTED] following the date of such notice, and (B) in the case of any other Proposed Program Change contemplated in this Article VI, Paragraph 2.C, the [REDACTED] following the date of such notice.  The Reinsurer must act reasonably and in good faith in making its decision to reject any Proposed Program Change.

If the Reinsurer does not reject the Proposed Program Change by the applicable Expiration Date, the Reinsurer will reinsure its Quota Share of the risks associated with the Riders affected by any such change under the terms hereunder.

If the Reinsurer rejects a Proposed Program Change prior to the New Business Termination Date that affects only Riders or Base Annuities issued after the effective date of such Proposed Program Change (such effective date, the “Program Change Effective Date”), the Ceding Company may either: (i) elect not to implement the Proposed Program Change; or (ii) terminate this Agreement for new business in accordance with Article VII, Paragraph 3.B (such termination election, a “Proposed Program Change Early Termination Event”).

If the Reinsurer rejects a Proposed Program Change not related to the Underlying Fund(s) that affects Riders reinsured hereunder issued before the effective date of such Proposed Program Change, the Ceding Company may either: (i) elect not to implement the Proposed Program Change; or (ii) recapture such Riders affected by the Proposed Program Change provided that: (x) notice of such recapture is provided no later than twenty (20) days after the Reinsurer’s notice of rejection; and (y) such recapture occurs and will become effective on a date specified by the Ceding Company that will be no later than twenty (20) days after the Ceding Company’s notice of recapture is delivered to the Reinsurer.

If the Reinsurer rejects a Proposed Program Change related to an Underlying Fund(s) for which LIAC or another Affiliate of the Ceding Company serves as investment advisor and that affects Riders reinsured hereunder issued before the effective date of such Proposed Program Change, the Ceding Company may either:
(i) elect not to implement the Proposed Program Change; or (ii) recapture such Riders where the associated Base Annuities are invested in the Underlying Funds affected by the Proposed Program Change by providing notice of such recapture no later than twenty (20) days after the Reinsurer’s notice of rejection and which recapture shall be effective as of each calendar quarter end with respect to Riders whose associated Base Annuities are invested during such calendar quarter in the Underlying Funds affected by the Proposed Program Change.

In no event shall the Reinsurer reject a Proposed Program Change for the sole purpose of promoting or forcing recapture by the Ceding Company.

3.
Internal Replacements. Unless expressly approved by the Reinsurer in writing, the Ceding Company, its Affiliates, successors or assigns, shall not initiate a Program of Internal Replacement that would include any of the reinsured Riders or associated Base Annuities. For purposes of this Agreement, the term “Program of Internal Replacement” means

(a) any program sponsored or supported by the Ceding Company or any of its Affiliates (excluding Lincoln Financial Network) that targets in a directed, programmatic or systematic manner a class of Contractholders and in which a reinsured Rider or associated Base Annuity or a portion of a reinsured Rider or associated Base Annuity is exchanged for another contract or rider that is written by the Ceding Company or any Affiliate of the Ceding Company or any successor or assignee of any of them or (b) any initiative by the Ceding Company targeting a class of Contractholders, which is intended or could be reasonably anticipated to result in a change in Contractholder behavior that would materially impact the Reinsurer’s risk or liability or the Reinsurer’s profitability under this Agreement. For the avoidance of doubt, the Ceding Company allowing an individual Contractholder to exchange a reinsured Rider or associated Base Annuity as a result of the Contractholder’s initiative does not constitute a Program of Internal Replacement. Notwithstanding the foregoing, licensed producers of the Ceding Company shall not be considered Affiliates for purposes of this section.

ARTICLE VII
DURATION, RECAPTURE AND TERMINATION

1.	Duration. Except as otherwise provided herein, this Agreement is unlimited in duration.

2.
Reinsurer’s Liability. The liability of the Reinsurer with respect to any Riders reinsured hereunder will begin when the Ceding Company first becomes liable for such Rider, but in no event, prior to the Effective Date. The Reinsurer’s liability with respect to any Rider reinsured hereunder will terminate and the Reinsurer shall have no further liability for such Rider on the earliest of: (i) the date such Rider is recaptured and any amounts due in respect thereof under the Terminal Accounting and Settlement are paid; (ii) the date such Rider is terminated in accordance with its terms, or (iii) the date the Ceding Company’s liability under the express terms of such Rider is completely and irreversibly extinguished. Termination of the Reinsurer’s liability is subject to payments in respect of such liability in accordance with the provisions of Article V and Article VIII of this Agreement, as applicable.

The Reinsurer shall accept Riders for coverage under the terms of this Agreement only until and including the New Business Termination Date. For the avoidance of doubt, it is understood that the New Business Termination Date is the date upon which reinsurance for newly issued Riders shall cease; however, such date shall have no impact on coverage for

Riders reinsured hereunder and issued before such date, including any Deposits made under Base Annuities to which such Riders relate.

3.	Termination.

A.
Termination by the Reinsurer. If the Ceding Company fails to pay the Reinsurance Premiums or any other amounts due to the Reinsurer pursuant to this Agreement within ten (10) Business Days following the due date as described in Article V, Paragraph 2, the Reinsurer may, in addition and without limitation to any other right or remedy of the Reinsurer under this Agreement, terminate this Agreement subject to five (5) Business Days prior written notice to the Ceding Company during which time the Ceding Company may make such a required payment. If the Ceding Company makes full payment of the Reinsurance Premiums or other amounts due within the five (5) Business Day notice period, the termination notice shall be automatically deemed withdrawn. In the event of termination by the Reinsurer contemplated under this Paragraph, the Terminal Accounting and Settlement shall be calculated in accordance with Article VIII, Paragraph 3.

B.	Early Termination for New Business.

(i)
The Ceding Company, in its sole discretion, may terminate this Agreement with respect to the reinsurance of new Riders prior to the New Business Termination Date only upon or following the occurrence of any Early Termination Event or Proposed Program Change Early Termination Event. In order to effect such termination, the Ceding Company must provide prior written notice to the Reinsurer of such termination (i) within thirty (30) days of such Early Termination Event or (ii) with respect to a Proposed Program Change Early Termination Event, prior to the Program Change Effective Date, as applicable. Any such notification shall specify the date on which such termination shall take effect, which date, (x) with respect to an Early Termination Event, shall fall between the date of such Early Termination Event and the date of such termination notification or (y) with respect to a Proposed Program Change Early Termination Event, shall fall on the Program Change Effective Date.

(ii)
For the avoidance of doubt, all Riders that have been reinsured hereunder prior to the date of termination contemplated in Article VII, Paragraph 3.B(i), shall remain in full force and effect in accordance with the terms of this Agreement.

C.	Termination and Recapture by the Ceding Company.
(i)
If the Reinsurer fails to pay any amounts due to the Ceding Company pursuant to this Agreement within [REDACTED] following the due date as described in Article V, Paragraph 2, the Ceding Company may, in addition and without limitation to any other right or remedy of the Ceding Company under this Agreement, terminate this Agreement and recapture all of the Riders reinsured hereunder subject to  [REDACTED] prior written notice to the Reinsurer, during which time the Reinsurer may make such required payments.  If the Reinsurer makes full payment of such amounts due within the [REDACTED] notice period, the termination notice shall be deemed withdrawn and the above described right of recapture shall not apply.  In the event of recapture under this Paragraph, the Terminal Accounting and Settlement shall be calculated in accordance with Article VIII, Paragraph 3.

(ii)
If the Reinsurer fails to fund the Trust Account in accordance with Article IV, the Ceding Company may terminate this Agreement and recapture all of the Riders reinsured hereunder, subject to [REDACTED] prior written notice to the Reinsurer, during which time the Reinsurer may remedy the failure to appropriately fund the Trust Account with the Required Balance.  If during that [REDACTED] period the Reinsurer provides the Required Balance, the termination notice shall be deemed withdrawn and the above described right of recapture shall not apply.  In the event of recapture under this Paragraph, the Terminal Accounting and Settlement shall be calculated in accordance with Article VIII, Paragraph 3.

(iii)
If the Reinsurer is deemed to be insolvent as described in Article XI, Paragraph 1, the Ceding Company may immediately terminate this Agreement and recapture all the Riders reinsured hereunder subject to written notice to the Reinsurer.  In the event of recapture under this Paragraph, the Terminal Accounting and Settlement shall be calculated in accordance with Article VIII, Paragraph 3.

(iv)
In the event an RBC Event has occurred and is continuing, the Ceding Company may terminate this Agreement and recapture all the Riders reinsured hereunder at any time while the RBC Event is continuing, subject to [REDACTED] prior written notice to the Reinsurer, provided that the Ceding Company makes such election within [REDACTED] of the original occurrence of such RBC Event.  For the avoidance of doubt, during the uncured continuation of any RBC Event, any subsequent RBC Report reflecting an RBC Event shall be deemed a continuation of the original RBC Event.  In the event of recapture under this Paragraph, the Terminal Accounting and Settlement shall be calculated in accordance with Article VIII, Paragraph 3.

(v)
In the event the Reinsurer fails to provide Reserve Credit in accordance with Article I, Paragraph 27 and the Reinsurer has not, by the later to occur of [REDACTED] cured such event, the Ceding Company may immediately terminate this Agreement and recapture all of the Riders reinsured hereunder subject to written notice to the Reinsurer.  In the event of recapture under this Paragraph, the Terminal Accounting and Settlement shall be calculated in accordance with Article VIII, Paragraph 3.

4.
Recapture.  A partial recapture is not permitted, except for a partial recapture under Article VI, Paragraph 2.  In the event of a recapture under Article VI, Paragraph 2.C, the Terminal Accounting and Settlement related to the recaptured Riders shall be calculated in accordance with Article VIII, Paragraph 3.  For the avoidance of doubt, Riders reinsured hereunder on claims status (those Riders for which Reinsured Liabilities are being paid under Article III of this Agreement) are excluded from a partial recapture as a result of the Reinsurer’s rejection of a Proposed Program Change, but will be recaptured in the case of a termination and recapture of this Agreement.

ARTICLE VIII
TERMINAL ACCOUNTING AND SETTLEMENT

1.
Terminal Accounting. In the event that this Agreement is terminated in accordance with Article VII, Paragraph 3, or all reinsurance under this Agreement is recaptured in accordance with Article VII, a terminal accounting and settlement (“Terminal Accounting and Settlement”) will take place. In the event that this Agreement is terminated in accordance with Article VII, Paragraph 3 or all reinsurance under this Agreement is recaptured in accordance with Article VII, except as otherwise set forth herein, the parties will have no further obligation under this Agreement after a Terminal Accounting and Settlement has taken place as set forth below.

2.
Date. The terminal accounting date will be either: (1) the effective date of recapture pursuant to any notice of recapture given under this Agreement, (2) the effective date of termination pursuant to any notice of termination given under this Agreement, or (3) such other date mutually agreed to in writing.

3.	Settlement. The Terminal Accounting and Settlement will take place within thirty (30) days after the terminal accounting date and will be consistent with terms contained in Schedule E.

If the calculation of the Terminal Accounting and Settlement is positive, the Reinsurer will pay such amount to the Ceding Company. If the calculation of the Terminal Accounting and Settlement is negative, the Ceding Company will pay the absolute value of such amount to the Reinsurer.

After all payments due in connection with the Terminal Accounting and Settlement process have been received by the party to which they are owed, all assets remaining in the Trust Account shall be released and returned to the Reinsurer and the Trust Account shall be closed.

4.
Supplementary Accounting and Settlement. In the event that, subsequent to the Terminal Accounting and Settlement, a change agreed to by the parties is made with respect to any amounts due, a supplementary accounting will take place pursuant to Article VIII, Paragraph 3. Any amount owed to the Ceding Company or to the Reinsurer by reason of such supplementary accounting will be paid promptly by the owing party upon the completion thereof.

ARTICLE IX REPRESENTATIONS AND COVENANTS

1.
Solvency. As of the Effective Date and the Execution Date, the Ceding Company and the Reinsurer each represent and warrant to the other that it is solvent in its domestic jurisdiction which has jurisdiction over solvency and each agrees to promptly notify the other party if it becomes insolvent, as defined in Article XI, Paragraph 1.

2.	Ceding Company Representations. The Ceding Company represents the following to the Reinsurer as of the Effective Date and the Execution Date:

A.	The Ceding Company is a corporation validly existing under the laws of the State of Indiana.

B.
The execution, delivery and performance by the Ceding Company of this Agreement are within the Ceding Company’s corporate powers, have been duly authorized by all necessary corporate action, do not require any approval of its shareholders other than as already obtained and do not contravene the Ceding Company’s organizational documents or any law or any material contractual restriction binding on or affecting the Ceding Company.

C.
No authorization or approval or other action by, and no notice to or filing with (other than those notices already given or filings already made), any Governmental Authority is required for the due execution, delivery and performance by the Ceding Company of this Agreement.

D.
This Agreement is a legal, valid and binding agreement enforceable against the Ceding Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

E.
There are no actions, suits or proceedings pending against, or to the Ceding Company’s knowledge, threatened against the Ceding Company by or before any court, Governmental Authority or arbitrator that involve this Agreement or that are reasonably likely, either individually or in the aggregate, to have a material adverse effect upon the Ceding Company’s ability to perform the Ceding Company’s obligations under this Agreement.

F.	The Ceding Company is a United States taxpayer.

G.	The Ceding Company has entered into this Agreement for an appropriate business purpose.
H.
The Ceding Company is not entering into this Agreement with a view to, or the intention of, fraudulently or misleadingly distorting the financial position or results of operations of the Ceding Company as disclosed to the public.

I.
The Ceding Company is sophisticated, has relied on its own judgment and advisers in connection with the Agreement, and has not relied on the Reinsurer or the Reinsurer’s Affiliates, or anyone acting on their behalf with respect to the Agreement’s suitability or fitness for a particular purpose.

J.	The Agreement has been reviewed and approved by appropriate senior management of the Ceding Company.

K.
The Ceding Company acknowledges that it has provided the Reinsurer with the data described in Schedule F prior to the execution of this Agreement by the Reinsurer. All factual information described in Schedule F (“Data”) was complete and accurate in all material respects as of the date of the document containing the information was prepared; provided that the Ceding Company makes no representation or warranty with respect to any projections or forecasts therein or the assumptions on the basis of which such Data was prepared other than that such projections, forecasts and assumptions are believed by the Ceding Company to have been reasonable at the time and under the circumstances such document was prepared. Further, the Ceding Company is not aware of any omissions, errors, changes or discrepancies that would materially affect such Data since the respective dates of such document preparation. The Ceding Company acknowledges that the Reinsurer has relied on such Data in entering into this Agreement.

L.	The Ceding Company has provided true, accurate and complete copies of the prospectuses of the Base Annuity and Riders to the Reinsurer.

M.	Other than this Agreement, the Ceding Company does not cede any risk with respect to the Riders reinsured hereunder to any reinsurer.

3.	Reinsurer Representations. The Reinsurer represents the following to the Ceding Company as of the Effective Date and the Execution Date:

A.	The Reinsurer is a corporation validly existing and in good standing under the laws of the State of Connecticut and is authorized to write life reinsurance business.

B.
The execution, delivery and performance by the Reinsurer of this Agreement are within the Reinsurer’s corporate powers, have been duly authorized by all necessary corporate action, do not require any approval of its shareholders other than as already obtained and do not contravene the Reinsurer’s organizational documents or any law or any material contractual restriction binding on or affecting the Reinsurer.

C.	No authorization or approval or other action by, and no notice to or filing with (other than those notices already given or filings already made), any Governmental

Authority is required for the due execution, delivery and performance by the Reinsurer of this Agreement.

D.
This Agreement is a legal, valid and binding agreement enforceable against the Reinsurer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

E.
There are no actions, suits or proceedings pending against, or to the Reinsurer’s knowledge, threatened against the Reinsurer by or before any court, Governmental Authority or arbitrator that involve this Agreement or that are reasonably likely, either individually or in the aggregate, to have a material adverse effect upon the Reinsurer’s ability to perform the Reinsurer’s obligations under this Agreement.

F.	The Reinsurer is a United States taxpayer.

G.
The Reinsurer will have good and marketable title, free and clear of all liens, to all Eligible Assets immediately prior to the deposit thereof in the Trust Account at any time during the term of this Agreement.

H.	The Reinsurer has entered into this Agreement for an appropriate business purpose.

I.
The Reinsurer is not entering into this Agreement with a view to, or the intention of, fraudulently or misleadingly distorting the financial position or results of operations of the Reinsurer as disclosed to the public.

J.
The Reinsurer is sophisticated, has relied on its own judgment and advisers in connection with the Agreement, and has not relied on the Ceding Company or the Ceding Company’s Affiliates or anyone acting on their behalf with respect to the Agreement’s suitability or fitness for a particular purpose.

K.	The Agreement has been reviewed and approved by appropriate senior management of the Reinsurer.

4.	Covenants.

A.
The Ceding Company will comply with all required accounting and tax disclosures related to this Agreement in accordance with appropriate jurisdictional statutory accounting principles, including disclosure requirements, Applicable Laws, regulations and administrative pronouncements.

B.	The Ceding Company shall deliver or shall cause LIAC to deliver the Index Exposure Data (as defined under the Fund Sharing NDA) at such frequency as prescribed under the Fund Sharing NDA.

C.	The Reinsurer will comply with all required accounting and tax disclosures related to this Agreement in accordance with appropriate jurisdictional statutory accounting principles, including disclosure requirements, Applicable Laws, regulations and administrative pronouncements.

ARTICLE X LITIGATION

Subject to the dispute resolution provisions set forth in Article XII, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the United States District Court for the Northern District of Indiana, and each of the parties consents to the jurisdiction of such court (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

ARTICLE XI INSOLVENCY

1.	Insolvency of a Party to this Agreement. A party to this Agreement will be deemed insolvent when it:

A.	Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets;

B.	Is adjudicated as bankrupt or insolvent;

C.
Files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid bankruptcy or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

D.	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

In the event a party becomes insolvent, it will promptly notify the other party.

2.
Ceding Company’s Insolvency. In the event of the Ceding Company’s insolvency, any payments due the Ceding Company from the Reinsurer pursuant to the terms of this Agreement will be made directly to the Ceding Company or its conservator, liquidator, receiver or statutory successor, which shall not include a guarantee association or fund. The reinsurance will be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Riders reinsured hereunder based on the terms hereunder without diminution or increase because of the insolvency of the Ceding Company. The conservator, liquidator, receiver or statutory successor of the Ceding Company will give the Reinsurer written notice of the pendency of a claim against the Ceding Company on any Rider reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may, at its own expense, investigate such claim and interpose in the Ceding Company’s name (or in the name of the Ceding Company’s conservator, liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its conservator, liquidator, receiver or statutory successor. Any expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XII
SPECIAL DISPUTE RESOLUTION PROCEDURES AND INDEMNIFICATION

1.
Disputes over Calculations. This Article is intended to address disputes between the Ceding Company and the Reinsurer solely to the extent they relate to one or more specific calculations under this Agreement. Any such disputes not resolved pursuant to this Paragraph 1 shall be resolved pursuant to Article X. Rights, duties or obligations resulting from either party’s failure to act other than in accordance with the provisions of this Agreement shall be subject to Article X. This Article shall survive termination of this Agreement.

A.
If a good faith dispute arises between the Ceding Company and the Reinsurer in regards to the calculation of any amounts to be paid or calculated (including Reinsurance Premiums, Claims, Coinsurance Reserve, Applicable Asset Value, and any settlement amounts, whether monthly or upon termination) or any determination as to a Material Change which cannot be resolved by the parties within thirty (30) days of the date the first Material Communication with respect to such dispute is made by one party to the other, then the Ceding Company and the Reinsurer will each prepare written reports describing the calculation in dispute.

B.
Within fifteen (15) Business Days after the close of the thirty (30) day resolution period in Subparagraph A above, the parties shall jointly select an independent, impartial and neutral certified public accounting firm, actuarial firm or investment valuation firm, as applicable taking into account the subject matter of the dispute (the “Outside Expert”); provided, that, if the parties are unable to jointly select an Outside Expert within such fifteen (15) Business Day period or if any such Person is unwilling or unable to serve, either party may request the American Arbitration Association to appoint the Outside Expert as soon as practicable after the date of such request. Within ten (10) Business Days after such selection of the Outside Expert, the parties will submit their respective written reports to the Outside Expert.

C.
Within thirty (30) days of receipt of the written reports, the Outside Expert will determine a dollar amount (or other value, as applicable) for the disputed calculation which will fall in the range between the values proposed by the Ceding Company and the Reinsurer. The determination by the Outside Expert shall be final, binding and non-appealable upon the parties, absent manifest error by the Outside Expert, and judgment thereon may be entered and enforced in any court of competent jurisdiction

D.	The fees, costs and expenses of retaining the Outside Expert will be allocated between and paid by the parties in proportion to those matters submitted to the

Outside Expert as contemplated by Subparagraph A above that are resolved against each party.

2.
Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company Indemnified Parties from and against any and all Losses incurred by the Ceding Company Indemnified Parties to the extent relating to, resulting from or arising out of (a) any breach by the Reinsurer of the representations, covenants and agreements of the Reinsurer contained in this Agreement, (b) the Ceding Company’s following of written instructions and requests of the Reinsurer pursuant to this Agreement or (c) any successful enforcement of this indemnity.

3.
Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer Indemnified Parties from and against any and all Losses incurred by the Reinsurer Indemnified Parties to the extent relating to, resulting from or arising out of (a) any breach by the Ceding Company of the representations, covenants and agreements of the Ceding Company contained in this Agreement, (b) any Extra-Contractual Obligations, (c) the issuance by the Ceding Company of any Riders reinsured hereunder or associated Base Annuities in violation of any Applicable Laws, including OFAC Laws, (d) any negligent or wrongful conduct of the Ceding Company with respect to the performance of its Services or (e) any successful enforcement of this indemnity.

ARTICLE XIII DEFINITIONS

“Access Period” has the meaning set forth in the Riders.

“Account Value” means the account value or contract value, as the case may be, determined in accordance with the terms of the Base Annuities and Riders.

“Accounting Period” means each successive calendar month during the term of this Agreement or any fraction thereof, beginning at the Effective Date and ending on the terminal accounting date of this Agreement, as described in Article VIII, Paragraph 2. Notwithstanding the foregoing, the first Accounting Period covers the time from the Effective Date through and including September 30, 2021.

“Accrued Interest” means the accumulated unpaid interest on an Eligible Asset calculated in accordance with SAP.

“Affiliate” means, with respect to any entity, a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such entity.

“Aggregate Reinsurer VM-21 Reserve” has the meaning set forth in Schedule D.

[REDACTED]

“Agreement” has the meaning set forth in the Preamble.

“Applicable Asset Value” has the meaning set forth in Article IV, Paragraph 4.

“Applicable Law” means any domestic or foreign, federal, state, county or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any party hereto, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to any party hereto.

“Base Annuity(ies)” means the variable annuity contract forms listed in Schedule A, including any riders and endorsements thereto other than the Riders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Indiana or the State of Connecticut are permitted or required to be closed.

“Calculated Aggregation Benefit” has the meaning set forth in Schedule D.

“Cap Date” means the date on which the aggregate Deposits under Base Annuities to which the Riders reinsured hereunder relate exceed [REDACTED].

“Ceding Company” has the meaning set forth in the Preamble.

“Ceding Company Domiciliary State” means the State of Indiana, or, if the Ceding Company changes its state of domicile to another state in the United States other than Indiana, such other state; provided that, if the Ceding Company changes its state of domicile to the State of New York or State of California, the Ceding Company Domiciliary State shall be deemed the State of Indiana.

“Ceding Company Indemnified Parties” means the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns.

“Ceding Company Market Event” means, [REDACTED]

“Claims” has the meaning set forth in Article III, Paragraph 2. “Code” means the Internal Revenue Code.
“Coinsurance Reserve” means the amount calculated by the Reinsurer with respect to the Reinsured Liabilities, in accordance with Schedule D, solely for the purpose of determining the Required Balance.

“Confidential Information” means (i) with respect to the Ceding Company, all information provided to the Reinsurer by or on behalf of the Ceding Company that is nonpublic and related to the past, present and/or future business activities of the Ceding Company or its Affiliates or their respective Representatives, including, without limitation, any and all information (x) related to the Ceding Company’s operational and business proposals and plans, pricing and financial information, customer information, notes, analyses, compilations, forecasts, studies, trade secrets, patents, copyrights, trademarks, computer programs, software, technical information, sales and marketing information, business strategies, product and service development plans, actuarial studies, pricing, mortality data, lapse data, policyholder behavior and other studies, underwriting manuals and guidelines, reinsurance fees and expenses, regulatory filings and reports, applications and contract forms, models, modeling assumptions, methodologies and related items or other documents prepared by or on behalf of the Ceding Company that contain or reflect such information; and (y) any other information that is designated as confidential by the Ceding Company; and (ii) with respect to the Reinsurer, all information provided to the Ceding Company by or on behalf of the Reinsurer that is non-public and, related to past, present and/or future business activities of the Reinsurer or its Affiliates or their respective Representatives, including, without limitation, any and all information (x) related to the Reinsurer’s operational and business proposals and plans, pricing and financial information, and all notes, analyses, compilations, forecasts, studies, trade secrets, patents, copyrights, computer programs, software, technical information, business strategies, actuarial studies, pricing, reinsurance fees and expenses, regulatory filings and reports, methodologies or other documents prepared by or on behalf of the Reinsurer that contain or reflect such information; and (y) any other information that is designated as confidential by the Reinsurer; provided, that “Confidential Information” shall not in either case include any information that (i) is, on the date hereof, lawfully available in the public domain or which in the future lawfully enters the public domain through no fault of the receiving party; (ii) is disclosed to the receiving party by a third party and is not subject to an independent obligation of confidentiality; or (iii) is independently developed by a party without use or reference to the other party’s Confidential Information.

“Contract Date” means the effective date of the Base Annuity. “Contractholder” means an individual who has coverage under a Rider. “Data” has the meaning set forth in Article IX, Paragraph 2.K.
“Delayed Interest Rate” is equal to the greater of (i) fifty (50) basis points and (ii) one hundred thirty (130) basis points plus the three (3) month nominal constant maturity treasury rate, as published by the United States Federal Reserve in daily release H.15 on the website https://www.federalreserve.gov/releases/h15/ at the end of the day immediately preceding the period with respect to which a Delayed Payment Interest Penalty is to be calculated.

“Delayed Payment Interest Penalty” is equal to the amount due, times the Delayed Interest Rate (prorated for the number of days the amount is overdue using a 360 day year).

“Deposits” means the sum of (A) and (B) where:

(A)	equals deposits received under Base Annuities to which the Riders reinsured hereunder relate prior to the Cap Date; and

(B)	equals the Account Value, as applicable, on the Rider Date, if the Rider reinsured hereunder is added to a Base Annuity after the Contract Date but prior to the Cap Date.

“Early Termination Event” means the occurrence and continuation of any event giving rise to a right on the part of the Ceding Company to terminate and recapture, as described in Article VII, Paragraph 3.C.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Asset” has the meaning set forth in Article IV, Paragraph 2.

“Equity Impact Amount” [REDACTED]

“Equity Shock” means, [REDACTED]

“Error” has the meaning set forth in Article I, Paragraph 10.

“Execution Date” means September 17, 2021. “Extra-Contractual Obligations” means all liabilities and obligations to any Person (including any Governmental Authority) arising with respect to the Riders reinsured hereunder and associated Base Annuities (other than liabilities or obligations arising under the express terms and conditions, and within the limits, of such Riders), including any liability for fines, penalties, forfeitures or punitive, exemplary, special, bad faith, tort or any other form of extra contractual damages, including all legal fees and expenses relating thereto, which liabilities or obligations arise from any act, error or omission, whether intentional, negligent or in bad faith, arising out of (1) the form, sale, marketing, underwriting, production, issuance, cancellation or administration, or intended tax qualification or treatment of such Riders or Base Annuities, (2) the investigation, defense, trial, settlement or handling of claims, benefits or payments with respect to such Riders or Base Annuities, (3) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due with respect to such Riders or Base Annuities or (4) to the extent not included in the foregoing, any ex gratia payments.

“Fair Market Value” means, for the purposes of valuing the Eligible Assets in the Trust Account, the market value thereof as determined by the Reinsurer in accordance with its standard pricing procedures consistently applied, including those set forth on Exhibit I-A.

“FATCA” has the meaning set forth in Article I, Paragraph 25.

“Fund Sharing NDA” means that certain non-disclosure agreement dated May 11, 2021 by and between LIAC and Lincoln Variable Insurance Products Trust, on the one hand, and the Reinsurer, on the other hand.

“GAI” means, with respect to any Rider, the Guaranteed Annual Income amount. “GAI Annuity Payment Option” has the meaning set forth in the Riders.

“Governmental Authority” means any court, arbitral tribunal, federal, provincial, state or local government or administration, or regulatory or other governmental authority, commission or agency (including any industry or other self-regulatory body), domestic or foreign.

“Guaranteed Annual Income” has the meaning set forth in the Riders “Guaranteed Income Benefit” has the meaning set forth in the Riders.
“Guaranteed Minimum Withdrawal Benefit” has the meaning set forth in the Riders. “Indemnitee” means any Person entitled to indemnification under this Agreement. “Indemnitor” means any Person required to provide indemnification under this Agreement. “Initial Funding Condition” has the meaning set forth in Article IV, Paragraph 3.
“Initial Funding Event” means the date on which the Reinsurer first funds the Trust Account after the occurrence of the Initial Funding Condition, which funding shall be in accordance with Article IV, Paragraph 7.A(ii).

“Interest Rate Impact Amount” means [REDACTED]

“Interest Rate Shock” [REDACTED]

“Interim Period” [REDACTED]

“Interim Required Balance” has the meaning set forth in Article IV, Paragraph 7.B(v).

“Investment Compliance Certification” has the meaning set forth in Article IV, Paragraph 6.

“Investment Compliance Date” means [REDACTED]

“Investment Objective” means the Investment Objective as set forth in the prospectus for any Underlying Fund.

“Investment Strategy” means the Investment Strategy as set forth in the prospectus for any Underlying Fund.

“Joint Measuring Life Option” has the meaning set forth in the Riders. “LIAC” means Lincoln Investment Advisors Corporation.
“Living Benefits Rider” means the Variable Annuity Living Benefit Rider listed in Schedule A.

“Losses” means any and all damages, losses, liabilities, obligations, interest, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses); provided that any indemnity payment hereunder (a) shall in no event include any amounts constituting punitive damages (except to the extent incurred by a third party and actually paid to such third party in connection with a third party claim (i.e., a claim made or brought by any Person that is not a party to this Agreement)), and (b) shall be net of any amounts recovered by the Indemnitee for the Losses for which such indemnity payment hereunder is made under any insurance policy, reinsurance agreement, warranty, or indemnity or otherwise from any Person other than a party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to a Loss after any indemnification with respect thereto has actually been paid pursuant to this Agreement.

“Market Event Adjustment” has the meaning set forth in Article IV, Paragraph 7.B(v).

“Market Event Impact Amount” means [REDACTED]

“Market Event Impact Date” means [REDACTED]

“Market Event Threshold” means, [REDACTED]

“Market-to-Book Ratio” means, [REDACTED]

“Material Change” means any Proposed Program Change which a prudent insurer or reinsurer would consider reasonably likely to affect, the Reinsurer’s risk, liability or the Reinsurer’s profitability under this Agreement in a material respect.

“Material Communications” means those communications that are not of a routine and in the ordinary course nature, including associated with material breach of this Agreement, amendment, termination or recapture of this Agreement, demand for litigation or dispute resolution under this Agreement, changes in licensing or domestication of either party, breaches of representations or covenants, requests for indemnification, the insolvency of either party, a Security Incident and other breaches of the confidentiality provisions set forth in this Agreement, or demands for payment under Article IV, Paragraph 8.

“Maturity Date” has the meaning set forth in the Base Annuity. “Measuring Life” has the meaning set forth in the Riders.
“Minimum Retention” has the meaning set forth in Article I, Paragraph 29.

“Monthly Required Balance” means, as of any date of determination, (i) an amount equal to [REDACTED] as of such date or (ii) such amount determined pursuant to Article IV, Paragraph 7.B(vi), as applicable; provided:
(A)	[REDACTED]
(B)	[REDACTED]

“Monthly Required Balance Report” has the meaning set forth in Article IV, Paragraph 7.A(i).

“Monthly Settlement Report” means the report substantially in the form set forth in Schedule B. “Net Deposits” has the meaning set forth in Schedule D.
“Net Settlement” has the meaning set forth in Article V, Paragraph 2.

“New Business Termination Date” means the earlier to occur of (i) June 30, 2022, (ii) the Cap Date, (iii) the date specified by the Ceding Company following an Early Termination Event, as described in Article VII, Paragraph 3.B(i) or (iv) the date specified by the Ceding Company following a Proposed Program Change Early Termination Event, as described in Article VII, Paragraph 3.B(i).

“OFAC” has the meaning set forth in Article I, Paragraph 24. “OFAC Laws” has the meaning set forth in Article I, Paragraph 24.
“Outside Expert” has the meaning set forth in Article XII, Paragraph 1.B.

“Overlay Strategies” means the investment strategies that use derivative investment vehicles to obtain, offset or substitute specific investment portfolio exposures beyond those provided by the underlying portfolio assets.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Personal Information” has the meaning set forth in the definition of “Security Incident.”

“Privacy and Security Laws” means any applicable data privacy, data security, or data protection law or regulation in the United States.

“Program Change Effective Date” has the meaning set forth in Article VI, Paragraph 2.C. “Program of Internal Replacement” has the meaning set forth in Article VI, Paragraph 3.
“Proposed Program Change Early Termination Event” has the meaning set forth in Article VI, Paragraph 2.C.

“Proposed Program Change(s)” has the meaning set forth in Article VI, Paragraph 2.

“Quarterly Required Balance Sensitivity Grid” has the meaning set forth in Article IV, Paragraph 7.B(i).

“Quota Share” means [REDACTED]

“RBC Change” has the meaning set forth in Article I, Paragraph 31.

“RBC Event” means (i) if the RBC Ratio, as set forth in an RBC Report, is below [REDACTED] and the Reinsurer has not within [REDACTED] following the related RBC Reporting Date provided the Ceding Company with evidence reasonably satisfactory to the Ceding Company that the Reinsurer has restored its RBC Ratio to at least [REDACTED]

“RBC Ratio” means, as of any date of determination, the ratio of the Reinsurer’s Total Adjusted Capital to its Company Action Level Risk-Based Capital as of such date (each as defined in the NAIC Life Risk-Based Capital (RBC) Report Instructions in effect at any time a calculation of such component amounts is required hereunder). The parties acknowledge that none of the inputs to the RBC Ratio calculation are required by law to be calculated or published on other than an annual basis. Notwithstanding the foregoing, the Reinsurer will estimate its RBC Ratio as of the end of the first, second and third calendar quarters in a manner consistent with the requirements set forth in the NAIC Life Risk-Based Capital (RBC) Report Instructions for the most recent year- end calculation; provided, however, that the Company Action Level Risk-Based Capital for the first, second and third calendar quarters shall be the Company Action Level Risk-Based Capital reported by the Reinsurer to its regulators as of the most recent year-end.

“RBC Report” means a written notice (including the related certification) to the Ceding Company of the Reinsurer’s RBC Ratio as of the dates set forth on Schedule C.

“RBC Reporting Date” means the quarterly due date for the RBC Ratio [REDACTED] for the Reinsurer to provide its RBC Report for the applicable period as set forth in Schedule C.

“Reinsurance Premiums” has the meaning set forth in Article II.

“Reinsured Liabilities” has the meaning set forth in Article III, Paragraph 1. “Reinsurer” has the meaning as set forth in the Preamble.
“Reinsurer Indemnified Parties” means the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns.

“Reinsurer Market Event” means, [REDACTED]

“Representative” means with respect to a Person, such Person’s Affiliates and any director, officer, employee, agent, attorney, auditor, advisor (including without limitation investment and accounting advisors) or consultant of such Person. In the case of the Ceding Company, a Representative may also include any subcontractor permitted to be engaged by the Ceding Company under Article VI, Paragraph 1.

“Required Balance” means the Monthly Required Balance or the Interim Required Balance, whichever is applicable.

“Required Balance Determination Date” means (a) if no Market Event Adjustment has occurred during an Interim Period, the last Business Day of the Accounting Period corresponding to the most recently delivered Monthly Required Balance Report; (b) if during an Interim Period, a Market Event Adjustment has occurred which requires the Reinsurer to calculate the Monthly Required Balance in accordance with Article IV, Paragraph 7.B(vi)(c), the last day of such Interim Period; and (c) each Market Event Impact Date that leads to an adjustment of the Required Balance to an Interim Required Balance pursuant to subparagraph (iii) or subparagraph
(iv) of Article IV, Paragraph 7.B.

“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.

“Responding Party” has the meaning set forth in Article I, Paragraph 17.E. “Rider Charge” has the meaning set forth in the Riders.

“Rider Date” means the effective date of the Rider.

“Rider(s)” means the Living Benefits Rider(s) and VAPOR Rider(s).

“SAP” means, with respect to any party, the statutory accounting practices prescribed or permitted by the Department of Insurance of such party’s state of domicile.

“Secondary Life” has the meaning set forth in the Riders.

“Security Incident” means any event (including, but not limited to, a security breach or an inadvertent disclosure) that credibly threatens the security, confidentiality, integrity, or availability of the personal, private, health, or financial information about Contractholders, or would require a breach notification to any such Person under Applicable Law (collectively, “Personal Information”).

“Service Standard” has the meaning set forth in Article VI, Paragraph 1. “Single Measuring Life Option” has the meaning set forth in the Riders.
“Standalone Reinsurer VM-21 Reserve Excluding Riders” has the meaning set forth in Schedule D.

“Standalone Reinsurer  VM-21 Reserve for Reinsured Riders” has the meaning set forth in Schedule D.

“Statutory Book Value” means, for the purposes of valuing the Eligible Assets in the Trust Account, the admitted value of such assets on the Reinsurer’s statutory balance sheet, including Accrued Interest, as of any date of determination, determined by the Reinsurer in accordance with SAP.

“Statutory Financial Statements” means, with respect to any party, the annual and quarterly statutory financial statements of such party filed with the Governmental Authority responsible for the regulation of insurance companies in the jurisdiction in which such party is domiciled to the extent such party is required by Applicable Law to prepare and file such financial statements.

[REDACTED]

“Terminal Accounting and Settlement” has the meaning set forth in Article VIII, Paragraph 1.

“Terminal Settlement Amount” shall mean an amount calculated by the Reinsurer as of the terminal accounting date, equal to the Standalone Reinsurer VM-21 Reserve for Reinsured Riders [REDACTED].

“Total Aggregation Benefit” has the meaning set forth in Schedule D. “Trust Account” has the meaning set forth in Article IV, Paragraph 1.
“Trust Account Balance” means, as of any date of determination, the Applicable Asset Value of the Eligible Assets in the Trust Account on such date.

“Trust Agreement” has the meaning set forth in Article IV, Paragraph 1. “Trustee” means the trustee for the Trust Account.
“Underlying Fund” means a variable investment option under a Rider, as set forth in the applicable product prospectuses and listed in Schedule G.

“VAPOR Rider” means the Variable Annuity Payment Option Rider as listed in Schedule A.

“VM-31 Report” means a report documenting the key elements of the methodology and assumption used by the Reinsurer to calculate the Reinsurer’s VM-21 Reserve for the Reinsured Riders, such methodology and assumptions to be consistent with the Reinsurer’s PBR Actuarial Report required to be provided to the Reinsurer’s domiciliary regulator under VM-31.

The remainder of this page has been left blank intentionally – signature page follows.

SIGNATURE PAGE
In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: /s/ [REDACTED]
Printed Name: Kristine M. Kattmann Title: Vice President
Date: September 17, 2021

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

By: /s/ [REDACTED]

Printed Name: Peter F. Sannizzaro

Title: Chief Executive Officer and President Date: September 17, 2021

SCHEDULE A – [REDACTED]
SCHEDULE B – [REDACTED]
SCHEDULE C – [REDACTED]
SCHEDULE D – [REDACTED]
SCHEDULE E – [REDACTED]
SCHEDULE F – [REDACTED]
SCHEDULE G – [REDACTED]
SCHEDULE H – [REDACTED]
EXHIBIT I – [REDACTED]
EXHIBIT I-A – [REDACTED]
ADDENDUM X – [REDACTED]
ADDENDUM Y – [REDACTED]
ADDENDUM Z – [REDACTED]